Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Edward H. Schaefer
Chief Executive Officer
(262) 542-4448

FFBW, Inc. and First Federal Bank of Wisconsin Announce Definitive Agreement to Acquire Mitchell Bank
Brookfield, Wisconsin, July 28, 2020 − FFBW, Inc. (the “Company”) (Nasdaq: FFBW), the holding company for First Federal Bank of Wisconsin (the “Bank”), announced today that the Bank has entered into a definitive agreement to purchase for cash substantially all of the assets and assume substantially all of the liabilities of Mitchell Bank, a Wisconsin-chartered commercial bank headquartered in Milwaukee, Wisconsin.  The Bank has agreed to assume approximately $44.0 million in customer deposits and purchase approximately $17.0 million in loans of Mitchell Bank.
Edward H. Schaefer, President and Chief Executive Officer of the Company and the Bank, commented, “This acquisition provides a great opportunity for First Federal to expand further into the Milwaukee market near our Bay View branch. The acquisition will also provide us with core deposits to fund our continued growth.  Our intention is to grow our franchise through organic growth and, if opportunities arise, acquisitions.  We believe that the acquisition of Mitchell Bank is a nice first step in the execution of our business objectives.”
Subject to customary closing conditions, including the receipt of all necessary regulatory approvals, the acquisition is expected to be completed during the fourth quarter of 2020.
Luse Gorman, PC provided legal counsel to FFBW, Inc. and First Federal Bank of Wisconsin. Reinhart Boerner Van Deuren s.c. provided legal counsel to Mitchell Bank.
About FFBW, Inc. and First Federal Bank of Wisconsin
FFBW, Inc. is the parent holding company of First Federal Bank of Wisconsin, a federal saving bank. The Bank conducts its operations from its three full-service banking offices in Waukesha County, Wisconsin, which is located immediately west of Milwaukee, and its office in the Bay View neighborhood on Milwaukee’s south side.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.  Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; the ability to obtain required regulatory approvals in a timely manner; the ability to successfully integrate the branch to be acquired; the impact of the COVID-19 pandemic; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.  Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.